Shareholders and Board of Directors
Copley Fund, Inc.
Palm Beach, Florida

I have made a review of the accompanying statement of assetts and liabilities, including the portfolio of investments, of Copley Fund, Inc., as of August 31, 1998, and the related statement of operations, the statement of cash flows, the statement of changes in net assets, and the selected per share data and ratios for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these statements is the representation of the management of Copley Fund, Inc.

A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, I do not express such an opinion.

Based upon my review, I am not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principals.

I have previously audited, in accordance with generally accepted auditing standards, the statement of assets and liabilities as of February 28, 1998 and the related financial statements and cash flows for the year then ended (not presented in full herein; and in my report of April 22, 1998, I expressed an unqualified opinion on those financial statements.

Roy G. Hale
Certified Public Accountant
La Plata, MD
October 12, 1998